                              IDIAL NETWORKS, inc.

                             NOTE PURCHASE AGREEMENT

     THIS NOTE PURCHASE  AGREEMENT is made as of the 31st day of March 2000 (the
"Effective Date") by and among iDial Networks,  Inc., a Nevada  corporation (the
"Company"), and Mark Wood (the "Purchaser").

The parties hereby agree as follows:

     AMOUNT AND TERMS OF THE LOAN

1.1  The Loan.  Subject to the terms of this Agreement,  the Purchaser agrees to lend  to the  Company  the  amount  set  forth  in the  promissory  note in substantially  the form  attached  hereto as  Exhibit A (the  "Note").  The amount of the Note is also the "Loan Amount." Unless otherwise defined, the capitalized  terms herein shall have the meanings assigned to such terms in the Note.

1.2  [intentionally omitted]

     THE CLOSING

1.3  Closing  Date.  The  closing  of the  purchase  and sale of the  Note  (the
     "Closing")  shall be held on the  Effective  Date, or at such other time as the Company and the Purchaser shall agree (the "Closing Date").

1.4  Delivery.  At the Closing (i) the  Purchaser  will deliver to the Company a check or wire transfer  funds in the  aggregate  amount of the Loan Amount;
     and (ii) the Company  shall  issue and  deliver to the  Purchaser a Note in favor of the Purchaser payable in the principal amount of the Loan Amount.

     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     The Company hereby represents and warrants to each Purchaser as follows:

1.5  Corporate  Power.  The Company will have at the Closing Date all  requisite corporate  power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

1.6  Authorization.  All  corporate  action  on the  part  of the  Company,  its directors and its shareholders necessary for the authorization,  execution, delivery  and  performance  of  this  Agreement  by  the  Company  and  the performance of the Company's obligations hereunder.

1.7  Offering.  Assuming the accuracy of the  representations  and warranties of the Purchaser  contained in this agreement,  the offer,  issue, and sale of the Notes  are and will be  exempt  from the  registration  and  prospectus delivery  requirements of the Securities Act of 1933, as amended (the "1933
     Act"),   and  have  been  registered  or  qualified  (or  are  exempt  from
     registration  and  qualification)   under  the  registration,   permit,  or
     qualification requirements of all applicable state securities laws.

     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1.8  Purchase for Own Account. The Purchaser represents that it is acquiring the
     Note ("Securities")  solely for its own account and beneficial interest for investment  and  not  for  sale  or  with a  view  to  distribution  of the
     Securities  or any part  thereof,  has no present  intention of selling (in connection  with a distribution or otherwise),  granting any  participation in, or otherwise  distributing the same, and does not presently have reason to anticipate a change in such intention.

1.9  Accredited  Investor Status.  The Purchaser is an "accredited  investor" as such term is defined in Rule 501 under the Securities Act.

1.10 Further Assurances. The Purchaser agrees and covenants that at any time and from time to time it will promptly  execute and deliver to the Company such further  instruments  and  documents  and take such  further  action as the
     Company  may  reasonably  require in order to carry out the full intent and purpose of this Agreement.

     MISCELLANEOUS

1.11 Binding  Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement,  express or implied, is intended to  confer  upon any third  party any  rights,  remedies,  obligations,  or liabilities  under or by reason  of this  Agreement,  except  as  expressly provided in this Agreement.

1.12 Governing Law. This Agreement  shall be governed by and construed under the laws of the State of Colorado and made and to be performed  entirely within the State of Colorado.

1.13 Indemnification.   The  Company  agrees  to  indemnify  and  hold  harmless
     Purchaser, its affiliates and its and their respective directors, officers, partners,  members, managers,  employees, and agents (each, an "Indemnified
     Party"),  against and in respect of all losses,  liabilities,  obligations, damages, deficiencies,  actions, suits, proceedings,  demands, assessments, orders,  judgments,  costs and expenses  (including  the  reasonable  fees, disbursements  and expenses of attorneys  and  consultants)  of any kind or nature  whatsoever,  but net of the proceeds from any insurance policies or other third party  reimbursement  for such loss,  to the extent  sustained, suffered or  incurred by or made  against  any  Indemnified  Party,  to the extent based upon,  arising out of or in connection with any breach of this
     Agreement.

1.14 Titles and  Subtitles.  The titles and subtitles used in this Agreement are used for  convenience  only and are not to be  considered  in construing or interpreting this Agreement.

1.15 Notices.  Any notice  required or permitted  under this Agreement  shall be given in  writing  and  shall be deemed  effectively  given  upon  personal delivery  or upon  deposit  with the United  States  Post  Office,  postage prepaid, addressed to the Company at_________________, or to a Purchaser at
     _______________,  or at such other  address as such party may  designate by ten (10) days advance written notice to the other party.

1.16 Modification;  Waiver.  No  modification or waiver of any provision of this
     Agreement or consent to departure  therefrom  shall be effective  unless in writing and approved by the Company and the Purchaser.

1.17 Entire  Agreement.  This Agreement and the Exhibits  hereto  constitute the full and entire understanding and agreement between the parties with regard to the  subjects  hereof and no party shall be liable or bound to any other in any manner by any representations,  warranties, covenants and agreements except as specifically set forth herein.

     IN WITNESS WHEREOF,  the parties have executed this NOTE PURCHASE AGREEMENT as of the date first written above.

                                          COMPANY:

                                          IDIAL NETWORKS, INC.

                                          By:
                                             ---------------------------------
                                          Name:
                                          Title:

                                          PURCHASER:

                                          Mark Wood